                                                                   Exhibit 99(a)

                                    FOR:  McNaughton Apparel Group Inc.

                            APPROVED BY:  Peter Boneparth
                                          Chairman and Chief Executive Officer
                                          Amanda Bokman
                                          Chief Financial Officer
FOR IMMEDIATE RELEASE
---------------------

                                CONTACT:  Investor Relations:
                                          Shannon Froehlich/Priya Akhoury
                                          Press: Michael McMullan/Kate Talbot
                                          Morgen-Walke Associates


McNAUGHTON APPAREL GROUP COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS
                    12-1/2% SENIOR NOTES DUE 2005, SERIES B

          NEW YORK, New York, May 21, 2001 -- McNaughton Apparel Group Inc. (Nasdaq: MAGI) announced today that it is commencing a tender offer to purchase any and all of its $125 million outstanding 12-1/2% Senior Notes due 2005, Series B. The purchase price to be paid for tendered Notes will be based on the present value of the redemption price of $1,070.00 per $1,000 principal amount of Notes on June 1, 2003, the first date on which the Notes are redeemable, discounted at a rate equal to 62.5 basis points above the yield on the 5-1/2% U.S. Treasury Note due May 31, 2003, less a consent payment of $35.00 per $1,000 principal amount of Notes.

          In conjunction with the tender offer, the Company is soliciting consents to eliminate most of the restrictive covenants in the indenture under which the Notes were issued. Holders who tender their Notes are required to consent to the proposed indenture amendments. The $35.00 consent payment will be paid only to holders who tender their Notes prior to 5:00 p.m., New York City time, on Monday, June 4, 2001, unless extended by press release to a specified date (the "Consent Expiration Date").

          The tender offer and consent solicitation are being made in connection with an acquisition transaction whereby Jones Apparel Group, Inc. will acquire the Company by merging the Company with and into a newly formed wholly owned subsidiary of Jones. The offer is conditioned on, among other things, the receipt of tenders and consents from the holders of at least a majority in principal amount of the Notes and the consummation of the acquisition.

          The offer will expire at 5:00 p.m., New York City time, on Tuesday, June 19, 2001, unless extended (the "Tender Offer Expiration Date"). Notes tendered prior to the Consent Expiration Date may be withdrawn and related consents may be revoked at any time prior to 5:00 p.m., New York City time, on the Consent Expiration Date. Notes tendered after the Consent Expiration Date may be withdrawn at any time prior to the Tender Offer Expiration Date.

          For additional information regarding the tender offer and consent solicitation, reference should be made to the offer to purchase and consent solicitation statement, and the related transmittal documents, copies of which may be obtained from Georgeson Shareholder Communications Inc., the information agent, at 212-440-9800 or 800-223-2064. Holders of Notes may also contact Morgan Stanley Dean Witter, the dealer manager for the tender offer, at 800-624-1808 with any questions or requests for assistance concerning the tender offer and consent solicitation.

          McNaughton Apparel Group Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately-priced women's and juniors' career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. The Company markets its products under its nationally known labels, including Norton McNaughton(R) and Norton Studio(R), through its subsidiary Norton McNaughton of Squire, Inc., Erika(R), through its subsidiary Miss Erika, Inc., and Energie(R), Currants(R), Jamie Scott(R) and Energie Polar 2000(R), through its subsidiary Jeri-Jo Knitwear, Inc.

                                     # # #